UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2019

VIELA BIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39067	82-4187338
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Medimmune Way, First Floor, Area Two Gaithersburg, Maryland		20878
(Address of principal executive offices)		(zip code)

Registrant’s telephone number, including area code: (240) 558-0038

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	VIE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging Growth Company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On October 8, 2019, Viela Bio, Inc., (the “Company”), entered into a license agreement (the “License Agreement”), with Mitsubishi Tanabe Pharma Corporation (“MTPC”), for co-development and commercialization of inebilizumab in Japan, Thailand, South Korea, Indonesia, Vietnam, Malaysia, Philippines, Singapore, and Taiwan (the “Territory”) for neuromyelitis optica spectrum disorder as well as other indications that the Company and MTPC mutually agree to add to the License Agreement. Under the terms of the License Agreement, the Company is eligible to receive up-front licensing fees of an aggregate of $30 million as well as development and commercialization milestones and payments based, in part, on sales revenue.

Pursuant to the License Agreement, the Company granted MTPC an (i) exclusive license under its intellectual property to develop, commercialize, and conduct final manufacturing of inebilizumab in the Territory, and (ii) a non-exclusive license under any patent it controls solely to the extent useful or necessary to enable MTPC to develop, commercialize and finally manufacture products in the Territory, but excluding rights to any active pharmaceutical ingredient or compound other than inebilizumab. MTPC will be responsible for leading development, commercialization, and final manufacturing of inebilizumab in the Territory. The Company will be responsible for supplying inebilizumab to MTPC pursuant to a supply agreement that it expects to enter into. On a country-by-country and product-by-product basis, the licenses will become perpetual, non-exclusive and fully paid-up upon the later of (a) the expiration of the last valid claim of a Company patent covering the product; (b) the expiration of any regulatory exclusivity with respect to the product; or (c) 10 years after the first commercial sale of the product in such country.

The License Agreement continues for so long as MTPC is developing or commercializing inebilizumab in the Territory, unless terminated by MTPC or by the Company. MTPC may terminate the License Agreement at any time upon 180 days’ notice to the Company. The Company may terminate the License Agreement upon the occurrence of certain adverse events that are not cured by MTPC within the specified cure periods. Either party may terminate the License Agreement under specified circumstances relating to the other party’s insolvency.

The foregoing description of certain terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the License Agreement that the Company intends to file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2019.

Item 7.01	Regulation FD Disclosure.

On October 9, 2019, the Company issued a press release entitled “Viela Bio Enters Strategic Collaboration with Mitsubishi Tanabe Pharma to Develop and Commercialize Inebilizumab for Autoimmune Diseases in Japan and Other Asia Regions” (the “Press Release”). A copy of the Press Release is furnished as Exhibit 99.1 to this current report on Form 8-K.

The information contained in this Item 7.01 and in the Press Release furnished as Exhibit 99.1 to this current report on Form 8-K shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 7.01 and in the Press Release furnished as Exhibit 99.1 to this current report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press Release dated October 9, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VIELA BIO, INC.

By:	/s/ Mitchell Chan
Mitchell Chan
Chief Financial Officer

Date:  October 9, 2019